Exhibit 99.1
Crane Co.	News

Contact:
Richard E. Koch
Director, Investor Relations
and Corporate Communications
203-363-7352
www.craneco.com

Crane Co. Reports Third Quarter Results
Adjusts 2013 EPS Guidance to $4.10-$4.20, Excluding Special Items

STAMFORD, CONNECTICUT - October 28, 2013 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported third quarter 2013 earnings of $0.97 per diluted share, compared to $0.99 in the third quarter of 2012. Third quarter 2013 results included transaction-related costs of $4.1 million, or $0.07 per share, related to the pending acquisition of MEI Conlux Holdings. Third quarter 2012 results included a $0.02 per share gain associated with divestitures, offset by $0.02 per share of repositioning charges. Excluding Special Items in both years, third quarter 2013 earnings per diluted share increased 5% to $1.04, compared to $0.99 in the third quarter of 2012. (Please see the attached Non-GAAP Financial Measures table.)

Third quarter 2013 sales of $637.5 million decreased $8.5 million, or 1.3%, compared to $646.0 million in the third quarter of 2012, resulting from a core sales decline of $6.2 million, or 1.0%, and unfavorable foreign exchange of $2.3 million, or 0.3%.

Operating profit in the third quarter increased 2.8% to $89.0 million, compared to $86.6 million in the third quarter of 2012. Excluding Special Items, third quarter operating profit increased 4.5% to

$91.9 million, compared to $87.9 million in the third quarter of 2012, and operating profit margin increased to 14.4%, compared to 13.6% in the third quarter of 2012. (Please see the attached Non-GAAP Financial Measures table.)

“In spite of a difficult revenue growth environment, we are pleased to report third quarter EPS of $1.04 per share, excluding the MEI transaction costs,” said Crane Co. chief executive officer, Eric C. Fast. “On a 1% decline in revenues, total Company operating margins grew to 14.4%, with solid performance in our Fluid Handling, Payment Solutions and Engineered Materials businesses. In connection with the pending acquisition of MEI, we are actively engaged in satisfying the remedies required by the European Commission and expect to close the acquisition late in the fourth quarter.”

Updated 2013 Guidance
2013 EPS is now expected to be in a range of $4.10 to $4.20 per share, excluding Special Items, compared to the Company’s previous guidance range of $4.10 to $4.25 per share, reflecting lower than anticipated revenue growth. The 2013 guidance does not include potential impacts from the pending acquisition of MEI. Full year 2013 free cash flow is now expected to be in a range of $190 to $210 million, compared to the Company’s previous guidance of $190 to $220 million, reflecting the impact of the lower sales and transaction costs associated with the pending acquisition of MEI.

Cash Flow and Financial Position
Cash provided by operating activities in the third quarter of 2013 was $80.5 million, compared to $63.2 million in the third quarter of 2012. For the nine months ended September 30, 2013, cash provided by operating activities was $91.0 million, compared to $79.3 million in 2012. Free cash flow (cash provided by operating activities less capital spending) for the third quarter of 2013 was $73.5 million, compared to $57.0 million in the third quarter of 2012. The Company’s cash position was $403.4 million at September 30, 2013, compared to $423.9 million at December 31, 2012, and $280.5 million at September 30, 2012. During the quarter, the Company repaid its $200 million 5.50% notes, which came due in September 2013.

Segment Results
All comparisons detailed in this section refer to operating results for the third quarter 2013 versus the third quarter 2012. Beginning in the first quarter 2013, the operating results of the former Controls segment have been included in the Fluid Handling segment. Prior period amounts have been restated for comparative purposes.

Segment Results
All comparisons detailed in this section refer to operating results for the third quarter 2013 versus the third quarter 2012. Beginning in the first quarter 2013, the operating results of the former Controls segment have been included in the Fluid Handling segment. Prior period amounts have been restated for comparative purposes.

Aerospace & Electronics

	Third Quarter		Change
(dollars in millions)	2013	2012
Sales	$169.8	$171.4	$(1.6)	(0.9)%
Operating Profit	$38.1	$39.8	$(1.7)	(4.3)%
Profit Margin	22.4%	23.2%
Third quarter 2013 sales decreased $1.6 million, or 0.9%, reflecting a $0.8 million increase (0.9%) in Aerospace Group sales and a decline of $2.4 million (-3.7%) in Electronics Group sales. The Aerospace Group sales increase reflected stronger OEM sales partially offset by weaker aftermarket sales, primarily related to a military upgrade program that was completed in 2012. The decline in Electronics Group sales was primarily due to continued delays in defense-related programs. Segment operating profit declined modestly, reflecting lower operating profits in the Aerospace Group due to the less favorable OEM / aftermarket mix. Aerospace & Electronics order backlog was $382 million at September 30, 2013, compared to $378 million at December 31, 2012 and $393 million at September 30, 2012.

Engineered Materials

	Third Quarter		Change
(dollars in millions)	2013	2012

Sales	$62.0	$57.0	$5.0	8.8%

Operating Profit	$10.8	$7.2	$3.6	49.3%
Operating Profit, before Special Items*	$10.8	$8.3	$2.4	29.3%

Profit Margin	17.4%	12.7%
Profit Margin, before Special Items*	17.4%	14.7%
*Repositioning charges in 2012 primarily associated with the closure of a manufacturing facility.
Segment sales of $62 million were 8.8% higher than the third quarter of 2012, driven by higher sales to recreational vehicle equipment manufacturers. Excluding Special Items, operating profit increased 29% to $10.8 million, and margins increased from 14.7% to 17.4%, reflecting the impact of higher sales, savings associated with repositioning actions taken in 2012 and strong productivity.

Merchandising Systems

	Third Quarter		Change
(dollars in millions)	2013	2012

Sales	$83.6	$92.5	$(8.9)	(9.6)%

Operating Profit	$7.9	$9.5	$(1.6)	(17.1)%

Profit Margin	9.4%	10.3%
Merchandising Systems sales of $83.6 million decreased $8.9 million, or 9.6%, with slightly higher sales in Payment Solutions, more than offset by a decline in Vending Solutions. The decline in

Vending Solutions sales and operating profit was the result of lower capital spending by certain bottler customers and, to a lesser extent, continued weakness in Europe. Operating profit and margins increased in Payment Solutions, reflecting the impact of higher sales and continued productivity gains.

Fluid Handling

	Third Quarter		Change
(dollars in millions)	2013	2012

Sales	$322.2	$325.2	$(3.0)	(0.9)%

Operating Profit	$46.6	$45.7	$0.9	1.9%
Operating Profit, before Special Items*	$46.6	$46.0	$0.6	1.3%

Profit Margin	14.5%	14.1%
Profit Margin, before Special Items*	14.5%	14.1%
*Repositioning charges in 2012 primarily associated with transferring certain European production to lower cost Company facilities.
Third quarter 2013 sales decreased $3 million, or 0.9%, which included a core sales decline of $1.3 million (-0.4%), and unfavorable foreign exchange of $1.7 million (-0.5%). While order momentum and backlog were positive in the Chemical, Power, and Refining markets, quarterly sales were modestly lower due to project delays and modestly lower book / ship revenues. Excluding Special Items, segment operating margin increased from 14.1% to 14.5%, reflecting continued strong execution, productivity gains and savings associated with the repositioning actions taken in 2012. Fluid Handling order backlog was $355 million at September 30, 2013, compared to $343 million at December 31, 2012 and $348 million at September 30, 2012.

Additional Information

Please see the Non-GAAP Financial Measures table attached to this press release for supporting details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call
Crane Co. has scheduled a conference call to discuss the third quarter financial results on Tuesday, October 29, 2013 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has four business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, and Fluid Handling. Crane has approximately 10,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)